Exhibit 99.1

COLE NATIONAL GROUP, INC. ANNOUNCES END OF CONSENT PERIOD AND RESULTS OF CONSENT SOLICITATION FOR 8 7/8% SENIOR SUBORDINATED NOTES

TWINSBURG, Ohio, November 2, 2004 — Cole National Group, Inc. (“Cole”) announced today that it has received the requisite consents to execute a supplemental indenture amending the indenture relating to its $150 million principal amount of 8 7/8 percent Senior Subordinated Notes due 2012 (the “Notes”) pursuant to the previously announced tender offer and consent solicitation for the Notes.  The supplemental indenture relating to the Notes has been executed by Cole and the trustee but will not become operative until after all Notes tendered in the tender offer are accepted for purchase and Cole makes payment pursuant to the tender offer.  Once operative, the supplemental indenture will amend certain provisions in the indenture under which the Notes were issued.  Such amendments will, among other things, eliminate the reporting requirements of Cole under such indenture.

As of 5 p.m. EST on November 1, 2004 (the “Consent Time”), $149,725,000 aggregate principal amount of the Notes had been tendered, representing approximately 99.8 percent of the total Notes outstanding.

Cole expects to promptly make payment for the Notes validly tendered and not properly withdrawn on or prior to the Consent Time.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer and the consent solicitation were made solely by the Offer to Purchase and Consent Solicitation Statement dated October 18, 2004.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate recently acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, risks that the integration into Luxottica’s operations will not succeed as currently planned, that expected synergies from the acquisition by Luxottica of Cole National will not be realized as planned,  that the combination of Luxottica Group’s managed vision care business with Cole National’s will not be as successful as planned, as well as other political, economic and technological factors and other risks referred to in Luxottica Group’s filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and neither Cole National nor Luxottica, parent of Cole National, assume any obligation to update them.

Contacts

Cole National Group, Inc. has retained Goldman, Sachs & Co. and ABN AMRO Incorporated to serve as Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation. Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 (US toll-free) or by email at proxy@mackenziepartners.com. Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 (US toll-free) or +1 (212) 357-7867, or ABN AMRO Incorporated at (866) 409-7643 (US toll-free) or +1 (212) 409-6255.